Exhibit 99.1
News Release
For Immediate Release
Novelis Reports Record Financial Results
for Fiscal Year 2010
•	Net Income of $405 million

•	Record Adjusted EBITDA of $754 million, up 55%

•	Solid Liquidity of $1 billion, up 163%

•	Strong Free Cash Flow of $355 million

•	Announces expansion in Brazil to meet increasing demand
ATLANTA, May 27, 2010 – Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $405 million for fiscal year 2010, a significant increase when compared to the net loss of $1.9 billion reported for the same period a year ago.

	Year-Ended		Quarter-Ended
(in $M)	3/31/2010	3/31/2009	3/31/2010	3/31/2009
Net Income (loss)	$405	$(1,910)	$(1)	$(16)
Adjusted EBITDA	$754	$486	$231	$53
“This was an unprecedented year for the Company,” said Phil Martens, Novelis President and COO. “I am very proud of our accomplishments, which enabled us to achieve record results both for the fourth quarter and full year despite challenging economic and market conditions. This was a result of our ongoing and unwavering commitment to cost reduction and restructuring initiatives, efficiency improvements and more favorable contract terms.”
“These changes are structural and sustainable,” added Martens. “In 2009, we set a target of annualized costs savings of $140 million and we have achieved this goal almost two full quarters ahead of schedule.”
Shipments of aluminum rolled products totaled 2,708 kilotonnes for fiscal 2010, a decrease of 2 percent compared to shipments of 2,770 kilotonnes in the previous year, driven by softer end-market conditions in most of our regions during the first half of the year. For the fourth quarter, shipments were 716 kilotonnes, an increase of 18 percent from shipments of 605 kilotonnes in the fourth quarter of the previous year, primarily due to strong growth in North America, Europe and Asia. The fourth quarter of 2010 represented the first quarter since the economic downturn that shipments grew in all four regions year-over-year.
Net sales for fiscal 2010 were $8.7 billion, a decrease of 15 percent compared to the $10.2 billion reported in the same period a year ago, a result of lower aluminum prices and softness in the Company’s end-markets in the first half of the year. Net sales for this year’s fourth quarter were $2.4 billion, a 25 percent increase when compared to the fourth quarter of last year, driven primarily by higher aluminum prices and stronger demand.

Adjusted EBITDA for the year was a record $754 million, representing a 55 percent increase from adjusted EBITDA of $486 million posted for the same period a year ago. For the fourth quarter, adjusted EBITDA was $231 million, a 336 percent increase compared to the same period in the previous year and the highest ever in the Company’s history. These record operating results were primarily due to the Company’s focus on cost reductions and restructuring initiatives.

(in $M)	3/31/2010	3/31/2009
Cash and cash equivalents	$437	$248
Overdrafts	(14)	(11)
Gross availability under the ABL facility	603	233
Borrowing availability limitation due to fixed charge coverage ratio	—	(80)
Total Liquidity	$1,026	$390
Liquidity improved to over $1 billion at the end of fiscal year 2010, representing an increase of 163 percent from $390 million in liquidity reported at the end of fiscal year 2009.
For fiscal 2010, free cash flow was $355 million, representing a substantial increase when compared to the negative free cash flow of $352 million for fiscal 2009, driven by stronger performance, working capital improvements and controlled capital expenditure levels.
Steve Fisher, Chief Financial Officer for Novelis, pointed to the significant progress the Company made in improving its liquidity position over the past year. “As of March 31, our liquidity position has nearly tripled compared to the previous year, reaching over $1 billion,” said Fisher. “In one year, we’ve added over $600 million in liquidity through solid working capital management, realizing the benefits from our cost reduction initiatives and through the net proceeds of the $185 million offering of Senior Unsecured Notes in August.”
Business Outlook
Going forward, the Company expects South America and Asia to continue to grow and North America and Europe to see moderate increases in demand. To debottleneck its facilities and increase capacity, primarily in South America and Asia, Novelis has increased its capital expenditures plan by approximately $150 million or 148 percent for fiscal 2011 compared to the prior year. A significant amount is aimed at expanding its rolling operations in Brazil. This investment will increase capacity by over 50 percent and better support its customer’s increasing demand for flat rolled products in the region. The expansion is expected to be completed by late 2012.
“As a result of our financial position, we are now able to invest strategically to capitalize on future growth in one of our most important regions,” said Phil Martens. “In addition, we expect our results to continue to strengthen given market conditions, price increases and continued cost management initiatives.”
Annual Report on Form 10-K
The results described in this press release have been reported in detail on the Company’s Form 10-K on file with the SEC, and investors are directed to that document for a complete discussion of the Company’s financial position and results through March 31, 2010. The Novelis Form 10-K and other SEC filings are available for review on the Company’s website at www.novelis.com.
Fourth Quarter & Fiscal 2010 Earnings Conference Call
Novelis will discuss its fourth quarter and fiscal 2010 results via a live webcast and conference call for investors at 9:00 a.m. EDT on Thursday, May 27, 2010. Participants may access the webcast at https://cc.callinfo.com/r/1nxne2ria6o3r. To join by telephone, dial toll-free in North

America at 800 954 0626, India toll-free at 0008001007012 or the international toll line at +1 212 231 2901. Access information may also be found at www.novelis.com/investors.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has approximately 11,600 employees and reported revenue of $8.7 billion in fiscal year 2010. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia, and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship Company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include, among other matters, the positive outlook for our business, improvement in our financial performance, the impact of operational efficiency initiatives, the projected growth in demand for aluminum rolled products, and the positioning of the company to take advantage of such growth in demand for aluminum rolled products. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: the level of our indebtedness and our ability to generate cash; changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing to fund current operations and for future capital requirements; changes in interest rates under our floating rate debt; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions, including deterioration in the global economy; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes and tax rates, climate change, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; and the effect of taxes and changes in tax rates. The above list of factors is not exhaustive. Other important risk factors included under the caption “Risk Factors” in Annual Report on Form 10-K for the year ended March 31, 2010 are specifically incorporated by reference into this news release.
###

Media Contact:	Investor Contact:
Charles Belbin	Isabel Janci
+1 404 814 4260	+1 404 814 4730
charles.belbin@novelis.com	isabel.janci@novelis.com

Novelis Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(unaudited)

	Quarter Ended		Year Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net sales	$2,420	$1,939	$8,673	$10,177

Cost of goods sold (exclusive of depreciation and amortization shown below)	2,141	1,606	7,190	9,251
Selling, general and administrative expenses	100	73	360	319
Depreciation and amortization	99	109	384	439
Research and development expenses	11	8	38	41
Interest expense and amortization of debt issuance costs	44	44	175	182
Interest income	(3)	(1)	(11)	(14)
(Gain) loss on change in fair value of derivative instruments, net	(2)	40	(194)	556
Impairment of goodwill	—	—	—	1,340
Gain on extinguishment of debt	—	(122)	—	(122)
Restructuring charges, net	7	81	14	95
Equity in net (income) loss of non-consolidated affiliates	3	6	15	172
Other (income) expenses, net	(4)	33	(25)	86

	2,396	1,877	7,946	12,345

Income (loss) before income taxes	24	62	727	(2,168)
Income tax provision (benefit)	15	83	262	(246)

Net income (loss)	9	(21)	465	(1,922)
Net income (loss) attributable to noncontrolling interests	10	(5)	60	(12)

Net income (loss) attributable to our common shareholder	$(1)	$(16)	$405	$(1,910)

Novelis Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares)
(unaudited)

	March 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$437	$248
Accounts receivable (net of allowances of $4 and $2 as of March 31, 2010 and 2009, respectively)
— third parties	1,143	1,049
— related parties	24	25
Inventories, net	1,083	793
Prepaid expenses and other current assets	39	51
Fair value of derivative instruments	197	119
Deferred income tax assets	12	216

Total current assets	2,935	2,501
Property, plant and equipment, net	2,635	2,784
Goodwill	611	582
Intangible assets, net	746	802
Investment in and advances to non-consolidated affiliates	709	719
Fair value of derivative instruments, net of current portion	7	72
Deferred income tax assets	5	4
Other long-term assets
— third parties	93	80
— related parties	21	23

Total assets	$7,762	$7,567

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$106	$51
Short-term borrowings	75	264
Accounts payable
— third parties	1,076	725
— related parties	53	48
Fair value of derivative instruments	110	640
Accrued expenses and other current liabilities	436	516
Deferred income tax liabilities	34	—

Total current liabilities	1,890	2,244
Long-term debt, net of current portion
— third parties	2,490	2,417
— related party	—	91
Deferred income tax liabilities	497	469
Accrued postretirement benefits	499	495
Other long-term liabilities	376	342

	5,752	6,058

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 77,459,658 shares issued and outstanding as of March 31, 2010 and 2009, respectively	—	—
Additional paid-in capital	3,497	3,497
Accumulated deficit	(1,525)	(1,930)
Accumulated other comprehensive income (loss)	(103)	(148)

Total equity of our common shareholder	1,869	1,419
Noncontrolling interests	141	90

Total equity	2,010	1,509

Total liabilities and equity	$7,762	$7,567

Novelis Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(unaudited)

	Year Ended
	March 31,	March 31,
	2010	2009
OPERATING ACTIVITIES
Net income (loss)	$465	$(1,922)
Adjustments to determine net cash provided by (used in) operating activities:
Depreciation and amortization	384	439
(Gain) loss on change in fair value of derivative instruments, net	(194)	556
Non-cash restructuring charges, net	2	22
Gain on extinguishment of debt	—	(122)
Deferred income taxes	229	(331)
Write-off and amortization of fair value adjustments, net	(134)	(233)
Impairment of goodwill	—	1,340
Equity in net (income) loss of non-consolidated affiliates	15	172
Foreign exchange remeasurement on debt	(20)	26
Gain on reversal of accrued legal claim	(3)	(26)
Other, net	11	8
Changes in assets and liabilities (net of effects from acquisitions and divestitures):
Accounts receivable	(46)	73
Inventories	(264)	466
Accounts payable	311	(643)
Other current assets	14	(6)
Other current liabilities	47	(63)
Other noncurrent assets	(15)	17
Other noncurrent liabilities	42	7

Net cash provided by (used in) operating activities	844	(220)

INVESTING ACTIVITIES
Capital expenditures	(101)	(145)
Proceeds from sales of assets	5	5
Changes to investment in and advances to non-consolidated affiliates	3	20
Proceeds from related party loans receivable, net	4	17
Net proceeds from settlement of derivative instruments	(395)	(24)

Net cash used in investing activities	(484)	(127)

FINANCING ACTIVITIES
Proceeds from issuance of debt
— third parties	177	263
— related parties	4	91
Principal repayments
— third parties	(67)	(235)
— related parties	(95)	—
Short-term borrowings, net	(193)	176
Dividends	(13)	(6)
Debt issuance costs	(1)	(3)
Net cash provided by (used in) financing activities	(188)	286

Net increase (decrease) in cash and cash equivalents	172	(61)
Effect of exchange rate changes on cash balances held in foreign currencies	17	(17)
Cash and cash equivalents — beginning of period	248	326

Cash and cash equivalents — end of period	$437	$248

RECONCILIATION FROM NET INCOME (LOSS) ATTRIBUTABLE TO OUR COMMON SHAREHOLDER TO ADJUSTED
     EBITDA
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Quarter Ended		Year Ended
	March 31		March 31,
(in millions)	2010	2009	2010	2009
Net income (loss) attributable to our common shareholder	$(1)	$(16)	$405	$(1,910)
Noncontrolling interests	(10)	5	(60)	12
Income tax (provision) benefit	(15)	(83)	(262)	246
Interest, net	(41)	(43)	(164)	(168)
Depreciation and amortization	(99)	(109)	(384)	(439)

EBITDA	164	214	1,275	(1,561)

Unrealized gain (loss) on derivatives	(37)	145	578	(519)
Impairment charges	—	—	—	(1,500)
Gain on extinguishment of debt	—	122	—	122
Proportional consolidation	(20)	(16)	(51)	(66)
Restructuring charges, net	(7)	(81)	(14)	(95)
Others costs, net	(3)	(9)	8	11

Adjusted EBITDA	$231	$53	$754	$486

The following table shows the free cash flow for the fiscal year ended March 31, 2010 and 2009, the change between periods as well as the ending balances of cash and cash equivalents (in millions).

	Year Ended
	March 31,
	2010	2009
Net cash provided by (used in) operating activities	$844	$(220)
Net cash used in investing activities	(484)	(127)
Less: Proceeds from sales of assets	(5)	(5)

Free cash flow	$355	$(352)

Ending cash and cash equivalents	$437	$248